                                   United States
                       Securities and Exchange Commission
                              Washington, DC 20549

                       _________________________________


                                  Schedule 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2) *


                                       PLX
                                -----------------
                                (Name of Issuer)

                          Common Stock, .001 Par Value
                       ----------------------------------
                         (Title of Class of Securities)


                                    693417107
                                    ---------
                                 (cusip Number)


                                December 31, 2001
                                -----------------
                          (Date of Event which Requires
                            Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [_]  Rule 13d-1(b)

         [_]  Rule 13d-1(c)

         [X]  Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting persons' initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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  CUSIP NO. 693417107

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                Draper Associates, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
                California
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                  0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY                   1,656,294
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                   0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                1,656,294
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                1,970,212
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                8.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
                PN
------------------------------------------------------------------------------

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  CUSIP NO. 693417107

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                Draper Associates, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
                California
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                  0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY                   1,656,294
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                   0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                1,656,294
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                1,970,212
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                8.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
                CO
------------------------------------------------------------------------------

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  CUSIP NO. 693417107

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                Timothy C. Draper
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
                United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                  228,592
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY                   1,741,620
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                   228,592
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                1,741,620
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                1,970,212
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                8.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
                IN
------------------------------------------------------------------------------

  CUSIP NO. 97737K309

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                JABE, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
                California
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                  0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY                   85,326
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                   0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                85,326
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                1,970,212
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                8.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
                OO
------------------------------------------------------------------------------

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    Item 1(a)  Name of Issuer:  PLX

    Item 1(b)  Address of Issuer's principal executive offices:

                  390 Potrero Avenue, Sunnyvale, CA  94086

    Item 2(a) Name of person filing:

                  Draper Associates, L.P.
                  Draper Associates, Inc.
                  Timothy C. Draper
                  JABE, LLC

    Item 2(b) Address of principal business office or, if none, residence:

                  400 Seaport Court, Suite 250, Redwood City, CA  94063


    Item 2(c)  Citizenship:

                  Draper Associates, L.P.                     California
                  Draper Associates, Inc.                     California
                  Timothy C. Draper                           United States
                  JABE, LLC                                   California

    Item 2(d)  Title of class of securities:         Common Stock

    Item 2(e)  CUSIP No.:  693417107

    Item 3. If this statement is filed pursuant to (S) 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         (a) [_] Broker or dealer registered under section 15 of the act (15 u.s.c. 78o).

         (b)  [_] Bank as defined in section 3(a)(6) of the act (15 u.s.c. 78c).

         (c) [_] Insurance company as defined in section 3(a)(19) of the act (15 u.s.c. 78c).

         (d) [_] Investment company registered under section 8 of the investment company act of 1940 (15 u.s.c. 80a-8).

         (e)  [_] An investment adviser in accordance
                  with (S) 240.13d-1(b)(1)(ii)(e);

         (f) [_] An employee benefit plan or endowment fund in accordance with (S) 240.13d-1(b)(1)(ii)(f);

         (g) [_] A parent holding company or control person in accordance with (S) 240.13d-1(b)(1)(ii)(g);

         (h) [_] A savings association as defined in section 3(b) of the federal deposit insurance act (12 u.s.c. 1813);

         (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the investment company act of 1940 (15 u.s.c. 80a-3);

         (j)   [_] Group, in accordance with (S) 240.13d-1(b)(1)(ii)(j).

    Item 4. Ownership. Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

               (a) Amount Beneficially Owned: Mr. Timothy C. Draper exercises sole voting and dispositive power with respect to140,712 shares of PLX Common Stock, .001 Par Value, which are in the names of his minor children.

               (b) -(c): See rows 5 through 11 of cover pages for the required information.

    Item 5.    Ownership of Five Percent or Less of a Class.

                           Not Applicable.

    Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

                           Not Applicable.

    Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                           Not Applicable.

    Item 8.    Identification and Classification of Members of the Group.

                           Not Applicable.

    Item 9.    Notice of Dissolution of Group.

                           Not Applicable.

    Item 10.   Certifications.

         Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or (c).

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2002              Draper Associates, L.P.

                                      By:  /s/ Tim Draper
                                          --------------------------------------
                                          Name:  Tim Draper
                                          Title: Managing Director

                                      Draper Associates, Inc.

                                      By:  /s/ Tim Draper
                                          --------------------------------------
                                          Name:  Tim Draper
                                          Title: Managing Director

                                       /s/  Timothy C. Draper
                                      ------------------------------------------
                                      Timothy C. Draper


                                      JABE, LLC


                                      By:  /s/ Tim Draper
                                          --------------------------------------
                                          Name:  Tim Draper
                                          Title: Managing Director

                                  Exhibit Index

Exhibit         Description

99.1            Statement pursuant to Rule 13d-1(k)(1)(iii), filed herewith